                                                                   Exhibit 5.4

Janet L. Dowe, Esq.
42 Forest Lane
Bronxville, NY  10708

April 13, 2012

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:           Artisanal Brands, Inc. (The "Company")
Form S-1 Relating to the Registration of Shares of Common Stock

Gentlemen:

I have been requested by the Company, a New York corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above-referenced Registration Statement (the "Registration Statement") covering the proposed sale of 16,000,000 shares of Common Stock by the Company, as set forth in the calculation chart to the cover page of the Company's aforementioned Registration Statement.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation, and the By-Laws of the Company each as amended to date, copies of the records of corporate proceedings of the Company and copies of such other materials, instruments and documents as I have deemed necessary to enable me to render the opinion hereafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York. I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Sincerely,

/ss/Janet Dowe
Janet L. Dowe